Exhibit 99.1

Memo

CB Richard Ellis, Inc.
Two Palo Alto Square
Suite 100
3000 El Camino Real
Palo Alto, CA 94306
T 650 494 5133
F 650 494 5102
Brian.McAllister@cbre.com

Brian McAllister
Senior Vice President
Deputy General Counsel

Date:	May 21, 2010
To:	CB Richard Ellis Directors & Executive Officers
cc:	Larry Midler
Subject:	Notice of CB Richard Ellis 401(k) Plan Blackout Period

This notice is to inform you that during a three-week period starting June 25, we will be prohibiting trading in company stock by officers and directors. This is because, as we transition the CB Richard Ellis 401(k) Plan (the “Plan”) from Vanguard to Merrill Lynch, employees participating in the Plan’s CBRE common stock fund (the “Stock Fund”) will be locked-up from transacting in our common stock within the Plan. Sarbanes-Oxley prohibits trading by officers and directors during any period when employees are locked up within their retirement accounts with respect to company stock. Our trading window is currently expected to be open from now until June 15 and we have scheduled the blackout to occur during a closed trading window. Thus, the blackout should have no real effect on you. More details about this are set forth below.

Blackout Period

Effective as of July 1, 2010, Merrill Lynch will become the new service provider for the Plan. In connection with the transfer of the accounts to Merrill Lynch, participants in the Plan will be unable to effect certain transactions with respect to their respective Plan accounts during a period (the “Blackout Period”). The Blackout Period will commence at 1:00 p.m. Eastern time on June 25, 2010 and will end upon the transfer of certain data to Merrill Lynch, which is scheduled to occur by July 14, 2010 (although the Blackout Period may end earlier or later depending upon the date of completion of the data transfer). You can obtain the exact date of the termination of the Blackout Period by contacting Larry Midler or me.

Please note that the Company’s normal trading window is expected to close on June 15, 2010 and is expected to reopen during the second week of August.

During all or part of the Blackout Period, certain transactions in the Stock Fund, a fund which invests in shares of the Company’s Class A common stock (the “CBRE Stock Fund”), will be suspended. A description of the Plan transactions (including transactions in the CBRE Stock Fund) that will be suspended by virtue of the Blackout Period, and the length of such suspension, is set forth on Exhibit A attached to this Notice.

Pursuant to Regulation BTR (Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), and subject to certain exceptions, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (“SOX”) for any director or executive officer of an issuer of an equity security, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the issuer during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. In the event of such a blackout period, pursuant to Rule 104 of Regulation BTR, the issuer is required to timely notify its directors and executive officers and the SEC of the blackout period. This letter constitutes a Rule 104 notice of a blackout period.

Please note that, even though you may not participate in the Plan or invest in the Plan’s CBRE Stock Fund, you will be restricted, pursuant to Section 306(a)(1) of SOX, from engaging in transactions involving the Company’s common stock during the upcoming Blackout Period. In light of the foregoing, during the Blackout Period, you are required to refrain from engaging in any transaction involving the Company’s common stock, even a transaction outside of the Plan and even if you are not a participant in the Plan, unless you have first obtained confirmation from Larry Midler or me that the proposed transaction would satisfy one of the designated exceptions under Regulation BTR.

If you have any questions regarding this matter, please do not hesitate to contact me. Thank you in advance for your patience and cooperation.

EXHIBIT A
Blackout Period
for
Current Participants of the
CB Richard Ellis 401(k) Plan

Date of Suspension	Plan Transactions Affected

June 25, 2010 1:00 p.m., Eastern time	Last day to conduct transactions in CB Richard Ellis Group, Inc. common stock until the Blackout Period is over.

June 25, 2010 4:00 p.m., Eastern time	Last day to change a contribution rate (the percentage of pay a participant is contributing to the plan) or modify investment choices until the Blackout Period is over.

Note: The Blackout Period is scheduled to end by July 14, 2010 (though such period may end earlier or later depending upon the transfer of certain data to Merrill Lynch).